Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-176514

Prospectus Supplement No. 4
(to Prospectus dated February 23, 2012)

LOCATION BASED TECHNOLOGIES, INC.

58,754,079 Shares

This Prospectus Supplement No. 4 supplements our prospectus dated February 23, 2012 (the “Prospectus”).  This Prospectus Supplement No. 4 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and any prospectus supplements filed before the date hereof.

This Prospectus Supplement No. 4 is being filed to include the information set forth in the Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on April 20, 2012, a copy of which is attached.

Our common stock is quoted on the OTC Bulletin Board under the symbol “LBAS.”  On April 24, 2012, the last reported price was $0.39 per share.

These are speculative securities and involve a high degree of risk.  You should not invest in our common stock unless you can afford to lose your entire investment.  Please see “Risk Factors” beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is April 25, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2012

Location Based Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-139395	20-4854758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

49 Discovery, Suite 260, Irvine, California 92618
(Address of Principal Executive Offices) (Zip Code)

(888) 600-1044
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registration under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(k) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

IRVINE, Calif., April 20, 2012--Location Based Technologies, Inc. (OTCBB:LBAS.ob – News) has executed a Third Amendment to its Loan and Security Agreement with Silicon Valley Bank. Under the original Loan and Security Agreement, executed on January 5, 2011, the Company received a $1,000,000 loan at an interest rate of the greater of prime plus two hundred and fifty basis points (prime + 2.5%) or 6.5%, on an annualized basis. The Note was due on January 5, 2012.  On February 3, 2012 the Company entered into the First Amendment to the Loan and Security Agreement which extended the maturity date from January 5, 2012 to April 5, 2012. This Third Amendment extends the maturity date from April 5, 2012 to October 5, 2012.

A copy of the release is attached as Exhibit 99.1.

This information shall not be deemed "filed" for purposes of Section 18 of the Securities and Exchange Act 1934, as amended, and is not incorporated by reference into any filing of the company, whether made before or after the date of this report, regardless of any general incorporation language in the filing.

Item 9.01.  Financial Statements and Exhibits

Exhibit #	Description
99.1	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCATION BASED TECHNOLOGIES, INC.

Date: April 20, 2012	By:	/s/ David Morse
David Morse
Chief Executive Officer

Exhibit 99.1

THIRD AMENDMENT TO
LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 17th day of April, 2012, but effective as of April 5, 2012, by and between SILICON VALLEY BANK (“Bank”) and LOCATION BASED TECHNOLOGIES, INC., a Nevada corporation (“Borrower”).

Recitals

A.           Bank and Borrower have entered into that certain Loan and Security Agreement dated as of January 5, 2011 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B.           Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.           Borrower has requested that Bank amend the Loan Agreement to extend the Non-Formula Line Maturity Date, and Bank has agreed to so waive the Existing Defaults and amend the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.           Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.           Amendments to Loan Agreement.

2.1           Section 13 (Definitions).  The following definition set forth in Section 13.1 is amended in its entirety and replaced with the following:

“Non Formula Line Maturity Date” is October 5, 2012.

3.           Limitation of Amendments.

3.1           The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2           This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

3.3           In addition to those Events of Default specifically enumerated in the Loan Documents, the failure to comply with the terms of any covenant or agreement contained herein shall constitute an Event of Default and shall entitle the Bank to exercise all rights and remedies provided to the Bank under the terms of any of the other Loan Documents as a result of the occurrence of the same.

4.           Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1           Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2           Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3           The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4           The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5           The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6           The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7           This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

2

5.           Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.           Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) Bank’s receipt of the Reaffirmation of Unconditional Guaranty substantially in the form attached hereto as Schedule 1, duly executed and delivered by Guarantor, (c) Borrower’s payment of a non refundable amendment fee in an amount equal to Six Thousand Dollars ($6,000), and (d) payment of Bank’s legal fees and expenses in connection with the negotiation and preparation of this Amendment.

[Signature page follows.]

3

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK

SILICON VALLEY BANK

By:
Name:
Title:

BORROWER

LOCATION BASED TECHNOLOGIES, INC.

By:
Name:
Title:

[Signature Page to Third Amendment to Loan and Security Agreement]

Schedule 1

REAFFIRMATION OF UNCONDITIONAL GUARANTY

Section 1.                      Guarantor hereby acknowledges and confirms that it has reviewed and approved the terms and conditions of the Third Amendment to Loan and Security Agreement dated as of even date herewith (the “Amendment”).

Section 2.                      Guarantor hereby consents to the Amendment and agrees that the Guaranty relating to the Obligations of Borrower under the Loan Agreement shall continue in full force and effect, shall be valid and enforceable and shall not be impaired or otherwise affected by the execution of the Amendment or any other document or instrument delivered in connection herewith.

Section 3.                      Guarantor represents and warrants that, after giving effect to the Amendment, all representations and warranties contained in the Guaranty are true, accurate and complete as if made the date hereof.

Dated as of April __, 2012

GUARANTOR
_________________________________ GREGGORY S. HAUGEN

Schedule 1  Page 1